UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2005

NAVISITE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27597	52-2137343
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Minuteman Road
Andover, Massachusetts	01810
(Address of principal executive offices)	(Zip code)

(Registrant’s telephone number, including area code):       (978) 682-8300

Not applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 220.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported by NaviSite, Inc. (“NaviSite”), a demand for arbitration before JAMS (formerly known as Judicial Arbitration and Mediation Services) was filed by Convergence Associates, Inc. (“Convergence Associates”), on behalf of substantially all of the former shareholders of Avasta, Inc. (“Avasta”), against NaviSite in connection with a dispute relating to the merger agreement among Avasta Acquisition Corp., Avasta and NaviSite. On September 30, 2004, the arbitrator issued a decision with respect to the demand for arbitration and ordered NaviSite to issue to the former Avasta shareholders, or their designee, an aggregate of 321,880 shares of NaviSite common stock. In addition, the arbitrator determined that, as the prevailing party, Convergence Associates was entitled to recover from NaviSite its reasonable attorneys’ fees, costs and disbursements, which Convergence Associates claimed were in the range of approximately $750,957 to $957,000.

Prior to the arbitrator issuing its final decision with respect to the amount of attorneys’ fees, costs and disbursements to which Convergence Associates was entitled, on February 4, 2005, NaviSite entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) dated January 13, 2005 with Atlantic Investors, LLC (“Atlantic”), Arthur Becker, Andrew Ruhan and Gabriel Ruhan (collectively, the “Atlantic Parties”) and Convergence Associates, as agent for substantially all of the former Avasta shareholders. Pursuant to the terms of the Settlement Agreement, NaviSite agreed to issue an aggregate of 521,880 shares of common stock to the former Avasta shareholders and to the attorneys representing the former Avasta shareholders (collectively, the “Stock”) and to pay $175,000 to Convergence Associates on behalf of such former Avasta shareholders. In consideration for the issuance of the Stock, Convergence Associates, the former Avasta shareholders and NaviSite mutually released each other from all claims related to the arbitration proceeding, the decision of the arbitrator and any other claim that NaviSite is required to pay the attorneys’ fees, costs or disbursements of the attorneys for the former Avasta shareholders.

The Settlement Agreement provides that the Stock is subject to certain restrictions on transfer. Prior to December 31, 2005, except for certain transactions involving de minimis amounts of shares, the Stock may not be transferred until the earlier of (i) June 30, 2005, and (ii) the 30th day after the closing of an underwritten public offering of securities by NaviSite. For a period of 180 days following such date, the Stock may be transferred subject to certain volume limitations, and after such 180-day period, the Stock may be freely transferred.

Subject to the imposition by NaviSite of a blackout period on its officers and directors in connection with a proposed financing or business combination, the Stock may be transferred prior to December 31, 2005 (a) upon a sale by the Atlantic Parties of shares of NaviSite common stock in a private transaction (in proportion to the number of shares of NaviSite common stock sold by the Atlantic Parties), (b) following a change of control (as defined) of NaviSite, (c) if two or more analysts from major brokerage firms are covering NaviSite’s common stock and the average daily volume of the NaviSite common stock traded over any consecutive twenty-day trading period is at least 200,000 shares (subject to certain volume limitations), and (d) to an accredited investor in a private transaction in accordance with federal and state securities laws.

Pursuant to the terms of the Settlement Agreement, the Company is required to register for resale under the Securities Act of 1933, as amended, the shares of Stock.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Settlement Agreement, which is filed as an exhibit to this Form 8-K and is incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

Item 1.01 is hereby incorporated by reference into this item.

The shares of common stock issued pursuant to the Settlement Agreement were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder, as a sale by the Company not involving a public offering. No underwriters were involved with the issuance of such securities.

Item 9.01. Financial Statements and Exhibits

(c) The exhibit listed in the Exhibit Index immediately preceding such exhibit is filed with this report.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 10, 2005	NAVISITE, INC.

/s/ John J. Gavin, Jr.

John J. Gavin, Jr. Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Settlement Agreement and Mutual General Release, dated as of January 13, 2005, by and among the Registrant, Atlantic Investors, LLC, Arthur P. Becker, Andrew Ruhan, Gabriel Ruhan and Convergence Associates, Inc., as agent for substantially all of the former Avasta shareholders